Exhibit 99.04
Southern Company
EPS Earnings Analysis
Three Months Ended March 2010

Cents	Description

0.03	Retail Sales

0.04	Retail Revenue Impacts

0.10	Weather

0.03	Non-Fuel Revenues

(0.03)	Non-Fuel O&M

0.04	Depreciation & Amortization

0.02	Taxes

$0.23	Total Traditional Operating Companies

(0.02)	Southern Power

(0.03)	Increase in Shares

$0.18	Total Change in YTD EPS (x-Items)

0.26	MC Asset Recovery Litigation Settlement

$0.44	Total Change in YTD EPS (As Reported)

Notes
-       The charge related to Southern Company's MC Asset Recovery litigation settlement significantly impacted the presentation of earnings and earnings per share for the three months ended March 31, 2009, and significant charges related to the Mirant spin-off are not expected to occur in the future.

-       Information contained in this report is subject to audit and adjustments.  Certain classifications may be different from final results published in the Form 10-Q.